Exhibit 10.5

FORM OF VALUATION SERVICES AGREEMENT

BETWEEN

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

AND

REAL ESTATE RESEARCH CORPORATION

VALUATION SERVICES AGREEMENT

THIS VALUATION SERVICES AGREEMENT (this “Agreement”), dated as of [__], 2011, is by and between Jones Lang LaSalle Income Property Trust, Inc., formerly Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Company”), and Real Estate Research Corporation, an Illinois corporation (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, the Company and Real Estate Research Corporation entered into that certain Engagement Letter to Provide Appraisal Management Services (the “Appraisal Agreement”) dated March 22, 2009, pursuant to which Real Estate Research Corporation provides certain valuation services to the Company;

WHEREAS, the Company intends to conduct a public offering pursuant to a registration statement on Form S-11, as amended from time to time (the “Registration Statement”), of two classes of shares of the Company’s common stock at prices that, on any given day, will be based on the net asset value (“NAV”) per share for each class of shares being offered; and

WHEREAS, the Parties now desire to supersede and replace the Appraisal Agreement and to set forth the terms pursuant to which Real Estate Research Corporation will perform appraisals of properties that the Company owns or may in the future acquire (the “Subject Properties”) in order to form the basis for the valuation of the Company’s NAV as described in the Registration Statement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties agree as follows.

1. SERVICES. Real Estate Research Corporation shall perform the services set forth below in accordance with the Company’s valuation guidelines adopted by the Company’s board of directors (the “Board”), as amended from time to time (the “Valuation Guidelines”):

(a) Perform appraisals and valuations for each of the Subject Properties on a staggered basis such that (i) the timing of the appraisals will be approximately evenly distributed throughout each quarter and each year and (ii) each Subject Property will be appraised at least once per calendar quarter. Appraisals will be delivered to LaSalle Investment Management, Inc., the external advisor to the Company, or any replacement advisor (the “Advisor”), promptly after such appraisal becomes available. All appraisals will be performed in accordance with the Code of Ethics & Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (“USPAP”) of the Appraisal Foundation. Each appraisal report must be reviewed, approved and signed by a member of the Appraisal Institute with the professional designation of Member of the Appraisal Institute (“MAI”). The professional staff members assigned to this engagement must be appropriately qualified to perform the work, and their work must be reviewed by other qualified MAIs. The resumes of professionals working on the engagement have been provided to the Company prior to the date hereof and shall be provided prior to each subsequent renewal of the term of this Agreement or upon any proposed change in such professionals working on the engagement. Real Estate Research Corporation must notify the Company of any changes to key professional staff members working on the engagement and must also propose a replacement professional staff member and obtain the Company’s approval before such member commences work on the engagement.

(b) Supervise the preparation of appraisals of the Subject Properties. Real Estate Research Corporation, with the approval of the Advisor and the Board, may engage additional independent valuation advisors to prepare appraisals of the Subject Properties. Any appraisal provided by a firm other than Real Estate Research Corporation must be performed in accordance with the Valuation Guidelines, and the reasonableness of each such appraisal must be confirmed by Real Estate Research Corporation.

(c) Independently assemble and maintain Argus, Excel or other models to ensure that property-specific information provided by the Company is accurately reflected in the appraisal.

(d) Deliver the following items to the Company within an agreed upon time frame:

(i) Draft and final appraisal reports for each Subject Property;

(ii) Final Argus models developed by Real Estate Research Corporation;

(iii) Portfolio-level analytics report detailing key information used to determine property values, including the following for each Subject Property: property name, property type, property location, square feet owned, current value conclusion, previous market appraisal value, discount rate, cap rates, cash-on-cash yields, occupancy, rent per square foot owned, market rent, market rent growth and any other pertinent statistics;

(iv) Explanation of current value conclusions compared to previous appraisal values;

(v) Explanations of outlying property conclusions compared to similar properties in the Company’s portfolio or the general market; and

(vi) Performance benchmarking report comparing the Subject Properties to the properties in Real Estate Research Corporation’s database, which should include the key appraisal assumptions used to determine value as listed in (c) above.

(e) Provide interim appraisals of the Subject Properties outside the quarterly valuation cycle if (i) Real Estate Research Corporation, in its judgment, believes that the values for any of the Subject Properties have changed materially since the most recent quarterly valuation as a result of a material event or (ii) as requested by the Company or the Advisor. If Real Estate Research Corporation believes a new valuation is warranted with respect to a Subject Property, Real Estate Research Corporation shall perform and deliver the new valuation to the Company within 48 hours of the material event unless Real Estate Research Corporation and the Advisor agree that additional time is necessary.

(f) With respect to the valuation of the Subject Properties, provide the Board with periodic valuation reports in connection with regularly scheduled Board meetings, or at such other times as may be requested by the Board.

(g) Monitor, together with the Advisor, overall market conditions and communicate conditions Real Estate Research Corporation believes could materially impact any of the Company’s appraisal values.

(h) Meet with the Board at least once per year, or more frequently as requested by the Board, to review the Valuation Guidelines and discuss the services provided by Real Estate Research Corporation to the Company.

2. PAYMENT FOR SERVICES. To receive compensation for the services rendered by Real Estate Research Corporation, Real Estate Research Corporation shall submit an invoice to the Company and shall receive the amounts set forth in Schedule A in accordance with the terms and conditions set forth therein. Such amounts shall be paid quarterly, in arrears, within 30 business days after receipt by the Company of each invoice.

3. REPRESENTATIONS AND WARRANTIES.

(a) Representations and Warranties of the Company. The Company represents and warrants to Real Estate Research Corporation that:

(i) It has been duly authorized by proper corporate action to enter into this Agreement and perform its obligations hereunder.

(ii) The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

(iii) It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

(iv) The Company or its agents will supply Real Estate Research Corporation with the property-specific information necessary to enable Real Estate Research Corporation to perform its duties pursuant to this Agreement. This information may include, but not be limited to: rent rolls, annual budgets, leases or lease abstracts, access to the property and the property managers if necessary, engineering reports, environmental reports, updates regarding tenant activities if necessary, capital improvement budgets and plans and acquisition or disposition activity.

(v) The Company or its agents will promptly notify Real Estate Research Corporation of any material event of which is reasonably aware that could impact the appraised value of one or more of the Subject Properties.

(b) Representations and Warranties of Real Estate Research Corporation. Real Estate Research Corporation represents and warrants to the Company that:

(i) It was organized and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder.

(ii) The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

(iii) It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any Governmental Entity having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance or compliance with the terms and conditions of this Agreement.

(iv) In its performance of services under this Agreement, it will comply with all applicable laws and regulations.

(v) It will at all times during this Agreement maintain the types and amounts of insurance set forth on Schedule B attached hereto.

4. INDEMNIFICATION BY THE COMPANY. The Company shall indemnify, defend and hold harmless Real Estate Research Corporation and its directors, officers, employees, stockholders, agents, affiliates, controlling persons, successors and assigns from and against any and all losses, claims, liabilities, costs and expenses, including reasonable attorney fees (collectively, “Losses”) arising from or relating in any way to (i) the lack of good faith, willful misconduct or negligence of the Company or its agents in carrying out its duties and responsibilities under this Agreement, (ii) any material breach of this Agreement by the Company, (iii) any violation of applicable law by the Company in connection with the performance of its duties hereunder and (iv) any breach of any representation or warranty made under this Agreement.

5. INDEMNIFICATION BY REAL ESTATE RESEARCH CORPORATION. Real Estate Research Corporation shall indemnify, defend and hold harmless the Company and its directors, officers, employees, stockholders, agents, affiliates, controlling persons, successors and assigns from and against any and all Losses arising from or relating in any way to (i) the lack of good faith, willful misconduct or negligence of Real Estate Research Corporation or its employees and agents in carrying out its duties and responsibilities under this Agreement, (ii) any material breach of this Agreement by Real Estate Research Corporation, (iii) any violation of applicable law by Real Estate Research Corporation in connection with the performance of its duties hereunder and (iv) any breach of any representation or warranty made under this Agreement.

6. EFFECTIVE DATE. This Agreement shall be effective as of the date, and at the time, that the Registration Statement is declared effective by the Securities and Exchange Commission (the “Effective Date”).

7. TERM OF AGREEMENT. This Agreement shall continue in force for a period of one year from the Effective Date, with two successive one-year renewals. The renewal terms will automatically commence unless this Agreement is terminated by either Party with 90 days’ notice prior to the end of each respective term. Notwithstanding the foregoing, this Agreement may be terminated immediately upon a material breach of this Agreement by the other Party; provided, however, that the breaching Party has the opportunity to cure such breach, if curable within a 30-day period. The Parties’ obligations under Sections 4, 5 and 9 of this Agreement shall survive termination of this Agreement. Upon termination or expiration of this Agreement, each Party shall return to the other Party all property and documentation of the other Party that is in its possession, except that the Company shall be entitled to retain one copy of such documents in order to maintain a professional record of Real Estate Research Corporation’s involvement in the engagement, subject to the continuing confidentiality obligations set forth herein.

8. ACKNOWLEDGEMENTS. Real Estate Research Corporation acknowledges that (i) its valuations will be used or incorporated into the Company’s Registration Statement and periodic filings, (ii) Real Estate Research Corporation will be named as an expert in the Registration Statement, (iii) Real Estate Research Corporation will provide a consent in a form satisfactory to the Company to be attached as an exhibit to the Registration Statement under Exhibit 99 and (iv) Research Real Estate Corporation’s provision of the aforementioned consent is subject to the Company providing Real Estate Research Corporation a commercially reasonable opportunity to review and consent to references to Real Estate Research Corporation in any regulatory filings which require Real Estate Research Corporation to be named as an expert.

9. CONFIDENTIALITY.

(a) Neither Party will disclose to any third party without the prior written consent of the other Party any confidential information which is received from the other Party for the purposes of providing or receiving services pursuant to this Agreement which (i) if disclosed in tangible form, is marked confidential, (ii) if disclosed in any other manner, is confirmed in writing as being confidential or (iii) if disclosed in tangible form or otherwise, is manifestly confidential; it being understood that the reports prepared by Real Estate Research Corporation for the Company shall be considered confidential information for purposes herein. Each Party agrees that any confidential information received from the other Party shall only be used for the purposes of providing or receiving the services under this Agreement or any other contract between the Parties.

(b) The restrictions set forth in this Section 9 will not apply to any information which (i) is or becomes generally available to the public other than as a result of a breach of an obligation by the receiving Party, (ii) is acquired from a third party who owes no obligation of confidence with respect to the information or (iii) is or has been independently developed by the recipient.

(c) Notwithstanding paragraphs (a) and (b) of this Section 9, either Party will be entitled to disclose confidential information of the other Party to (i) the disclosing Party’s insurers or legal advisors or (ii) a third party to the extent that such disclosure is required by any court of competent jurisdiction or a governmental or regulatory authority or where there is a legal right, duty or requirement to disclose; provided, however, that where reasonably practicable (and without breaching any legal or regulatory requirement), not less than two business days’ notice in writing shall first be given to the other Party.

10. WORK PRODUCT. Any report delivered by Real Estate Research Corporation to the Company pursuant to this Agreement shall become the property of the Company. To the extent that Real Estate Research Corporation utilizes any of its property, including, without limitation, any hardware or software, in connection with providing any such report, such property shall remain the property of Real Estate Research Corporation, and the Company shall not acquire any right or interest in such property or in any partially completed report. Real Estate Research Corporation shall have ownership, including, without limitation, copyright ownership, and all rights to use and disclose Real Estate Research Corporation’s ideas, concepts, know-how, methods, techniques, processes and skills and adaptations thereof in conducting its business (collectively, “Know-How”) regardless of whether such Know-How is incorporated in any way in any final report.

11. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Company:	Jones Lang LaSalle Income Property Trust, Inc. 200 East Randolph Drive Chicago, Illinois 60601 Attention: Chief Executive Officer

with a simultaneous copy to: Alston & Bird LLP 1201 W. Peachtree St. Atlanta, Georgia 30309 Attention: Rosemarie A. Thurston

To Real Estate Research Corporation:	205 N. Michigan Avenue Suite 2200 Chicago, Illinois 60601 Attention: Chairman & President

Any Party may at any time give notice in writing to the other Party of a change in its address for the purposes of this Section 11.

12. AMENDMENT, ASSIGNMENT AND OTHER MATTERS

(a) Amendment. This Agreement may not be amended except by a writing signed by both Parties.

(b) Assignments. This Agreement shall not be assigned by any Party without the written consent of the other Party; provided, however, that any Party may assign this Agreement to an entity which it controls, is controlled by, or is under common control with such Party by providing notice of such assignment to the other Party.

(c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any electronic signature shall be deemed an original for the purpose of this Agreement.

(d) Headings. The headings in this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

(e) Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois without regard to the conflicts-of-law principles that would require the application of any other law. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Illinois and the Federal courts of the United States located in the Northern District of Illinois for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the Parties hereby consents to and grants any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(g) No Joint Venture. The Parties are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or other joint enterprise between them.

(h) Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Valuation Services Agreement as of the date set forth above.

Jones Lang LaSalle Income Property Trust, Inc.

By:
C. Allan Swaringen
Chief Executive Officer and President

Real Estate Research Corporation

By:
Kenneth P. Riggs, Jr. Chairman and President

[Signature page to Valuation Services Agreement]

SCHEDULE A

FEES

Real Estate Research Corporation’s fees are based on the number of reviews to be completed, setup and maintenance of the Real Estate Research Corporation web-based appraisal management system, oversight of the appraisal process and estimated time for communications with the Company. Real Estate Research Corporation’s fees are inclusive of out-of-pocket expenses with the exception of any lodging or travel expenses that any members of Real Estate Research Corporation incur at the request of the Company or the Advisor. The preapproval of the Company or the Advisor will be required for additional fees and expenses. Real Estate Research Corporation’s fees depend upon a variety of factors, including the complexity of the appraisal, the time required or permitted for its completion, the experience of the personnel staffed on the assignment and the value of the services provided.

Real Estate Research Corporation’s fees are outlined in the table below.

Valuation Fees

Property Type	Initial Appraisal			Subsequent Appraisals

Retail Properties:
Less than [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
More than [__] square feet	$	[__	]	$	[__	]

Office Properties:
Less than [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
More than [__] square feet	$	[__	]	$	[__	]

Industrial Properties:
Less than [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
More than [__] square feet	$	[__	]	$	[__	]

Multifamily:
Less than [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
[__] to [__] square feet	$	[__	]	$	[__	]
More than [__] square feet	$	[__	]	$	[__	]

Because the Company intends to acquire Subject Properties in the future which have not yet been identified, fees for appraising such Subject Properties cannot be determined at this time. As a result, the table above is intended to serve as a guide and any final fees for a new Subject Property must be agreed upon by the Parties. Fee rates may be higher for valuations of partial interests. In addition, the fees shown above assume that all relevant information with respect to the Subject Properties will be provided by the Company or its agents to Real Estate Research Company. Expenses associated with any necessary property inspections and/or meetings with the Company are not included.

A - 1

SCHEDULE B

INSURANCE

1. Real Estate Research Corporation shall obtain and maintain the following insurance, at its own expense, in amounts not less than those specified below:

(a) Commercial general liability on an occurrence for bodily injury and property damage with a combined single limit of $2,000,000 and $2,000,000, respectively, from the aggregate of all occurrences within each policy year, including, but not limited to, premises-operation liability, products and products-completed operations liability, contractual liability and personal injury liability.

(b) Employer’s liability insurance in an amount not less than $1,000,000 per occurrence for bodily injury by accident, per employee.

(c) Property insurance, including all-risk and replacement-cost property insurance, to protect against loss of owned or rented equipment and tools brought onto and or used on any Subject Property by Real Estate Research Corporation.

(d) Commercial automobile liability insurance covering owned, hired and non-owned vehicles with a combined single limit of $1,000,000 per occurrence.

(e) Excess liability (umbrella) insurance on the above with limits of $1,000,000 per occurrence.

(f) Workers’ compensation insurance in accordance with the laws of each state with jurisdiction.

(g) Errors and omissions insurance covering the activities of Real Estate Research Corporation written on a “claims made” basis with limits of $5,000,000 per claim. Coverage shall be maintained during the term of this Agreement and for not less than two years after the termination of this Agreement.

(h) Crime insurance covering any loss with respect to the Company’s property or assets. Real Estate Research Corporation shall maintain either a Fidelity bond or comprehensive crime insurance coverage for the dishonest acts of its employees in an amount not less than $1,000,000.

2. The insurance contained in items (a) and (d) above shall, without liability on the part of the Company or the Advisor for premiums, include the Company and the Advisor as additional insureds.

3. Such insurance shall be placed with reputable licensed insurance companies with a minimum Best’s rating of A-:VIII.

4. Certificate(s) of insurance evidencing the existence and amount of each insurance policy required hereunder shall be delivered to the Company and the Advisor prior to the commencement of any work. In addition, each policy shall contain provisions giving each of the additional insureds thirty days’ prior written notice of cancellation of or material change in coverage.

5. Real Estate Research Corporation waives any and all rights of subrogation against additional insureds with regard to workers’ compensation and property insurance.

B - 1